Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. consents to the inclusion and description of our opinion letter dated June 23, 2019 to the Board of Directors of Shore Community Bank included as Annex B to the proxy statement-prospectus of 1st Constitution Bancorp, which forms a part of the Registration Statement on Form S-4 of 1st Constitution Bancorp (the “Registration Statement”) and the references to our firm in such proxy statement-prospectus under the headings “Summary—Shore’s financial advisor has concluded that the consideration that Shore shareholders will receive in the merger is fair,” “Background of the Merger,” “Shore’s Reasons for the Merger” and “Opinion of Shore’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: August 23, 2019